SCHEDULE 13G/A
                               CUSIP NO. 65411N105


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       NIGHTHAWK RADIOLOGY HOLDINGS, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    65411N105
                              --------------------
                                 (CUSIP Number)

                                December 31, 2009
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


1)   NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                Commonwealth of
                                                         Pennsylvania
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      1,311,703
                                                         ---------

         6)       SHARED VOTING POWER                    550,160
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 1,311,703
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               550,160
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            1,861,863
                                                         ---------
10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   7.9%
                                                         ------
12)  TYPE OF REPORTING PERSON                            IA
                                                         ------



                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105

1)   NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      984,600
                                                         ---------

         6)       SHARED VOTING POWER                    0
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 984,600
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               0
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            984,600
                                                         ---------
10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

     Excludes 327,103 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., and 550,160 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   4.2%
                                                         ------

12)  TYPE OF REPORTING PERSON                            PN
                                                         ------




                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105

1)   NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      984,600
                                                         ---------

         6)       SHARED VOTING POWER                    0
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 984,600
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               0
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            984,600
                                                         ---------
10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

     Excludes 327,103 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., and 550,160 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   4.2%
                                                         ------

12)  TYPE OF REPORTING PERSON                            PN
                                                         ------




                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


1)   NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      327,103
                                                         ---------

         6)       SHARED VOTING POWER                    0
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 327,103
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               0
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            327,103
                                                         ---------

10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

     Excludes 984,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., and 550,160 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   1.4%
                                                         ------

12)  TYPE OF REPORTING PERSON                            PN
                                                         ------




                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105

1)   NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      327,103
                                                         ---------

         6)       SHARED VOTING POWER                    0
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 327,103
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               0
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            327,103
                                                         ---------

10)  CHECK IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

     Excludes 984,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., and 550,160 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   1.4%
                                                         ------

12)  TYPE OF REPORTING PERSON                            PN
                                                         ------




                               Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


1)   NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a)  [   ]
                                                                      (b)  [   ]
3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OF ORGANIZATION                United States
                                                         of America
                                                         -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                      0
                                                         ---------

         6)       SHARED VOTING POWER                    0
                                                         ---------

         7)       SOLE DISPOSITIVE POWER                 0
                                                         ---------

         8)       SHARED DISPOSITIVE POWER               0
                                                         ---------

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON                            0
                                                         ---------

10)  CHECK BOX IF THE AGGREGATE AMOUNT
     IN ROW (9) EXCLUDES CERTAIN SHARES     [ X ]

     Mark G. Schoeppner disclaims beneficial ownership of 984,600 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P., 327,103 shares that may be deemed to be beneficially owned by Quaker Capital Partners II, L.P., and 550,160 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11)  PERCENT OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                                   0.0%
                                                         ------

14)  TYPE OF REPORTING PERSON                            IN
                                                         ------



                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


Item 1.

         (a)      Name of Issuer

                  NIGHTHAWK RADIOLOGY HOLDINGS, INC.
                  ----------------------------------=---------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  4900 N. Scottsdale Road, 6th Floor, Scottsdale, Arizona 85251
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania  15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------



                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105



         (e)      CUSIP Number

                  65411N105
                  --------------------------------------------------------------

Item 3.    If  this  statement is  filed  pursuant   to   ss.ss.240.13d-1(b)  or
           240.13d-2(b) or (c), check whether the person filing is a:

     (a)  /  /    Broker of dealer registered under section 15 of the Act;

     (b)  /  /    Bank as defined in section 3(a)(6) of the Act;

     (c)  /  /    Insurance company as defined in section 3(a)(19) of the   Act;

     (d)  /  /    Investment company  registered   under   section  8   of   the
                  Investment Company Act of 1940;

     (e)  / X /   An investment adviser  in  accordance  with ss.240.13d-1(b)(l)
                  (ii)(E);

     (f)  /  /    An employee benefit plan or endowment fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

     (g)  /  /    A parent holding company or control person in accordance  with
                  ss.240.13d-1(b)(1)(ii)(G);

     (h)  /  /    A savings  association  as  defined  in  Section  3(b) of  the
                  Federal Deposit Insurance Act;

     (i)  /  /    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14)of the Investment
                  Company Act of 1940;

     (j)  /  /    A non-U.S. institution in accordance  with ss.240.13d-1((b)(l)
                  (ii)(J);

     (k)  /  /    Group, in accordance with ss.240.13d-1((b)(l)(ii)(K).


Item 4.    Ownership
           ---------

         Quaker Capital Management Corporation:

         (a) Amount Beneficially Owned: 1,861,863




                               Page 9 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


               The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
               Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 1,861,863 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 7.9%

         (c)

           (i)   Sole power to vote or direct the vote: 1,311,703

           (ii)  Shared power to vote or direct the vote: 550,160

           (iii) Sole power to dispose or direct the disposition of: 1,311,703

           (iv)  Shared power to dispose or direct the disposition of: 550,160

         Quaker Capital Partners I, L.P.:

         a)    Amount Beneficially Owned: 984,600

               The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 877,263 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 4.2%

         (c)

           (i)   Sole power to vote or direct the vote: 984,600

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 984,600

           (iv)  Shared power to dispose or direct the disposition of: 0



                              Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


         Quaker Premier, L.P.:

         a)    Amount Beneficially Owned: 984,600

               The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 877,263 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 4.2%

         (c)

           (i)   Sole power to vote or direct the vote: 984,600

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 984,600

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         a)    Amount Beneficially Owned: 327,103

               The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 1,534,760 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 1.4%

         (c)

           (i)   Sole power to vote or direct the vote: 327,103

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 327,103



                              Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier II, L.P.:

         a)    Amount Beneficially Owned: 327,103

               The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 1,534,760 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 1.4%

         (c)

           (i)   Sole power to vote or direct the vote: 327,103

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 327,103

           (iv)  Shared power to dispose or direct the disposition of: 0



         Mark G. Schoeppner:

         a)    Amount Beneficially Owned: 0

               The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,861,863 shares covered by this Schedule 13G/A.

         (b)   Percent of Class: 0.0%

         (c)

           (i) Sole power to vote or direct the vote: 0

           (ii) Shared power to vote or direct the vote: 0



                              Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105


           (iii) Sole power to dispose or direct the disposition of: 0

           (iv) Shared power to dispose or direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                             -------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         550,160 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2010                 QUAKER CAPITAL MANAGEMENT CORPORATION

                                  /s/ Mark G. Schoeppner
                                  ----------------------------------------------
                                  Mark G. Schoeppner, President


                                  QUAKER CAPITAL PARTNERS I, L.P.

                                  By:   Quaker Premier, L.P., its
                                        general partner

                                         By:   Quaker Capital Management
                                               Corporation, its general partner


                                         By:    /s/ Mark G. Schoeppner
                                                --------------------------------
                                                Mark G. Schoeppner
                                                President


                                  QUAKER PREMIER, L.P.

                                  By:   Quaker Capital Management
                                        Corporation, its general partner


                                         By:    /s/ Mark G. Schoeppner
                                                --------------------------------
                                                Mark G. Schoeppner
                                                President



                              Page 14 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 65411N105




                                  QUAKER CAPITAL PARTNERS II, L.P.

                                  By:   Quaker Premier II, L.P., its
                                        general partner

                                        By:     Quaker Capital Management
                                                Corporation, its general partner


                                        By:     /s/ Mark G. Schoeppner
                                                --------------------------------
                                                Mark G. Schoeppner
                                                President


                                  QUAKER PREMIER II, L.P.

                                  By:   Quaker Capital Management
                                         Corporation, its general
                                         partner


                                         By:    /s/ Mark G. Schoeppner
                                                --------------------------------
                                                Mark G. Schoeppner
                                                President



                                  /s/ Mark G. Schoeppner
                                  ----------------------------------------------
                                  Mark G. Schoeppner








                              Page 15 of 15 Pages